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                                                                   Exhibit 10.29

                               SECOND AMENDMENT OF
                   MARKETING EXPENSE REIMBURSEMENT AGREEMENT

         This Second Amendment of Marketing Expense Reimbursement Agreement (the "Second Amendment") is made and entered into as of this 21st day of December, 2001, by and between Union Bank and Trust Company, a Nebraska bank and trust company, acting in its own right and in its capacity as trustee ("Union Bank") and NELnet, Inc., a Nevada corporation f/k/a National Education Loan Network, Inc. ("NELnet").

         WHEREAS, the parties hereto entered into that certain Marketing Expense Reimbursement Agreement dated as of January 1, 1999 (the "Agreement"), and the parties hereto have also entered into that certain First Amendment of Marketing Expense Reimbursement Agreement dated as of April 1, 2001 (the "First Amendment"), and whereas the parties hereto wish to amend the Agreement and the First Amendment under the terms set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

         1. Definitions. Unless otherwise expressly stated herein, capitalized terms in this Second Amendment shall have the same meanings given to them in the Agreement and the First Amendment.

         2. Reduction of Services to Be Provided by Union Bank. Section 2 of the First Amendment shall be deleted in its entirety and the following substituted in lieu thereof:

                  Notwithstanding provisions to the contrary contained in
                  Section 1 of the Agreement, Union Bank may, at its option, and in its sole discretion, reduce its Student Loan and Alternative Loan marketing and origination efforts as compared to historic levels of such efforts by reducing its marketing personnel commitment. Union Bank agrees that if it reduces its marketing personnel commitment, it shall enable NELnet to offer employment to such personnel and, at NELnet's reasonable request, continue such personnel as dual employees of NELnet and Union Bank provided, however, that such personnel shall not be entitled to any salary paid by Union Bank or Union Bank employee benefits. NELnet shall provide nonexclusive marketing and promotional services with respect to Student Loan originations under the Union Bank brand name in the states of Nebraska, Kansas, Iowa and portions of the western region of the United States where the Union Bank brand name is currently used to market Student Loans (including Alaska, Arizona, California, Colorado, Hawaii, Oregon, Nevada and Washington), at least at historic levels previously furnished by Union Bank itself in those states, or as the parties may otherwise mutually agree; provided, however, that NELnet

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                  shall not provide such services with respect to Student Loans to borrowers (other than medical students) attending University of Phoenix or Loma Linda College unless Union Bank ceases origination efforts at such educational institutions or otherwise consents to such services being provided by NELnet.

         3. Reimbursement of Marketing Costs. Section 3 of the First Amendment shall be deleted in its entirety and the following substituted in lieu thereof:

         Section 3 of the Agreement shall be deleted in its entirety and the following substituted in lieu thereof: "Marketing Costs" as defined herein shall mean all direct costs and expenses during the term of this Agreement, in connection with or arising from marketing activities by Union Bank and NELnet relating to Student Loans, excluding any administrative or overhead costs and expenses associated therewith, and, following April 1, 2001, excluding any costs for marketing representatives and related expenses arising from Student Loan activities in the northeastern region of the United States (including, without limitation, New York, New Jersey, Connecticut, Pennsylvania, Vermont, New Hampshire and Maine) as well as the states of Illinois, South Dakota, Minnesota and Texas. Marketing Costs incurred with respect to the states of Nebraska, Kansas, Iowa and portions of the western region of the United States where the brand name of Union Bank is currently used to market Student Loans (including Alaska, Arizona, California, Colorado, Hawaii, Oregon, Nevada and Washington) shall be included in the computation of Marketing Costs. NELnet and Union Bank shall each be responsible for their respective pro rata share of Marketing Costs during each calendar year during the term of this Agreement, and each party's respective share shall be calculated based upon the following formulas:

A. NELnet's annual = All annual Marketing Costs X ($120 million + 75% of annual
       share of      Union Bank originations in excess of $240 Million)/
   Marketing Costs   All Union Bank Student Loan Originations for the year

B. Union Bank's share of Marketing Costs = all Marketing Costs for the year minus NELnet's share of Marketing Costs as calculated pursuant to
         (A) above; and

C. Union Bank also agrees to pay 25% of the marketing and promotional costs (excluding any administrative or overhead costs and expenses associated therewith) incurred by NELnet with respect to origination of student loans and alternative loans under non-Union Bank brand names as they may occur in the states of Alaska, Arizona, California, Colorado, Hawaii, Iowa, Kansas, Oregon, Nevada and Washington (the "NELnet Brand Loans").

         Such reimbursements set forth above shall be paid by Union Bank to NELnet on a monthly basis, upon receipt by Union Bank of written billing statements from NELnet with respect to good faith estimates of the above-described costs, with reconciliation to reflect actual costs at the end of each calendar year.

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         Union Bank also hereby transfers all of its rights and interest in certain software products utilized in connection with Student Loans, including without limitation "EnConcert," "Notes on Student Loans," "Notes on Credit," "Notes on Investments," "Union Station," and "Student Exchange" (collectively, the "Student Loan Software"). Union Bank shall take all reasonable acts necessary to effectuate such transfer as reasonably requested by NELnet. NELnet shall assume responsibility for any future enhancements or development of the Student Loan Software. NELnet shall reimburse Union Bank and its affiliates for any expense in connection with Alternative Loans originated after January 1, 2000. It is acknowledged that NELnet is providing substantial consideration by assuming a greater share of Marketing Expenses such as salary expenses related to hiring of marketing personnel, marketing expenses related to Alternative Loans, software development expenses related to EnConcert and other intellectual properly development, and access granted by NELnet to Union Bank to all future enhancements to the EnConcert software or modifications thereof.

         4. Purchase Option and Right of First Refusal. In consideration of the payments set forth in Section 3 C above, Union Bank shall have the right to purchase 25% of the NELnet Brand Loans made during each calendar year. Said loan purchases shall occur on such dates and in such quantities as may be mutually agreed to by the parties; Union Bank's right to purchase shall be deemed to be waived if not exercised in writing prior to the end of each calendar year. On each applicable purchase date, Union Bank shall pay to NELnet an amount equal to the then outstanding principal balance of the NELnet Brand Loans to be purchased on said sale date, plus interest and special allowance payments accrued but unpaid with respect to such loans, if any. All NELnet Brand Loans purchased hereunder will be subject to a life of loan servicing agreement with NELnet or any of its affiliates. In the event Union Bank desires to sell any Student Loans owned by or on behalf of Union Bank, Union Bank must give NELnet a right of first refusal to repurchase said loans, subject to any existing sale commitments between Union Bank and NELnet or its affiliates. NELnet shall have the right to purchase such Student Loans from Union Bank for an amount equal to the then outstanding principal balance of such Student Loans on the applicable sale date, plus interest and special allowance payments accrued by unpaid with respect to such loans, if any. On each such purchase date, NELnet shall also pay to Union Bank a fee equal to the product of (a) the aggregate principal balance outstanding on the Student Loans purchased on such date multiplied by (b) the annual rate of fifty basis points (0.50%). NELnet shall also reimburse Union Bank a portion of the costs paid by Union Bank pursuant to Section 3 C of this Second Amendment that are associated with any NELnet Brand Loans to be repurchased. The exact amount to be reimbursed shall be determined by the mutual agreement of the parties after considering the remaining life of the NELnet Brand Loans to be repurchased. Within 60 days written notice from Union Bank of its desire to sell any NELnet Brand Loans, NELnet shall provide Union Bank written notice of its decision to accept or reject any right of first refusal granted hereunder. If NELnet rejects its right of first refusal granted hereunder and arranges for a sale of the Union Bank Student Loans, then Union Bank shall pay to NELnet any amount by which the sale price of the Student Loans paid by a third party purchaser exceeds the sum of 101.5% of the outstanding principal balance and 100% of the accrued and unpaid interest on such Student Loans.

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         5.       Effect of Amendment. Unless expressly modified or amended by this Second Amendment, all terms and provision contained in the Agreement and First Amendment shall remain in full force and effect without modification.

Union Bank and Trust Company            NELnet, Inc.

By: /s/ Kenneth L.Backemeyer            By: /s/ Mike Dunlap
    ------------------------------          ------------------------------
Title: Sr. V.P.                         Title: CEO

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